Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Galaxy Digital Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	457(c)	33,350,000(3)	$23.43	$781,390,500.00	0.00015310	$119,630.89
		Total Offering Amounts				$781,390,500.00		$119,630.89
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$119,630.89

(1)	Includes 4,350,000 additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the Nasdaq Global Select Market on May 23, 2025, in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
(3)	Includes shares of Class A Common Stock issuable upon redemption or exchange of limited partnership units of Galaxy Digital Holdings LP and shares of Class A Common Stock issuable upon the exercise of certain options to purchase shares of Class A Common Stock, in each case held by certain selling stockholders identified in this registration statement.